EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

This is a Memorandum of Understanding dated January 13, 2009 between Atlas Investment, LLC (Atlas) of 708 Third Ave, Suite 77, 6th Floor, New York, NY and Mikojo, Inc., (Mikojo) a Delaware Company of Foster City, California.  This Memorandum defines the points and basis for the relationship between Atlas and Mikojo. Both parties have entered this agreement under their own free will and will abide to the covenants of said agreement.

WHEREAS, both parties are interested in developing an ongoing working business relationship;

WHEREAS, the Company is in the business of placement of internet advertising with such internet content providers as Yahoo!, Ask.com and MSN (collectively, “Content Providers”).  The Company is then compensated by the Content Providers on a “per click” basis based upon usage attributable to advertising placed by the Company;

WHEREAS, the Company is able to achieve a favorable arbitrage on the funds committed for such advertising and achieves positive cash flow based on such arbitrage.

WHEREAS, in order for the Company to place advertising with the Content Providers, it must provide such Content Providers with either an advance cash payment or acceptable payment guarantee or credit enhancement of any amounts payable on account of such advertising.

WHEREAS, Atlas has the ability to provide such financial capability in the form of a bank instrument to Mikojo to be able to fulfill the funding capability requirements of the Yahoo pay per click advertising contract;

THEREFORE, it is agreed that Atlas will provide such funding to Mikojo in a form acceptable to Yahoo and other vendors to fulfill these types of contracts in exchange for compensation to be paid in the form of senior debentures issued by Mikojo that will mature on a monthly basis.  The form of the funding provided by Atlas will be Letters of Credit (LCs) issued by acceptable banking institutions to be provided for collateral purposes for Mikojo to demonstrate capability to perform on the contracts with Yahoo and et al.  The aggregate amount of LCs to be provided by Atlas which would be outstanding at any point in time will be $5,000,000.  The LCs provided by Atlas can be in one LC or multiple LCs as long as they are issued by acceptable banking institutions.  The term period that the LCs will be issued for is 14 months with an option to renew or rollover for an additional 12 months.  The option to renew shall be at the sole discretion of Atlas.  The 14 month time period is to allow Mikojo a 2 month time period to ramp up the business with Yahoo, during which time Mikojo may not need the full $5,000,000 in LCs.  Atlas agrees to the following schedule: In the first month, Atlas shall provide an LC for $1,000,000; in the second month, Atlas shall have an additional LC(s) issued for $2, 000, 0000 to bring the aggregate total outstanding to $3,000,000; and, in the third month, Atlas shall have another LC(s) issued for $2,000,000, bringing the aggregate total to the agreed $5,000,000.  The LCs shall be issued with Yahoo being the Beneficiary.

Mikojo shall issue senior debentures to Atlas for an aggregate amount of $4,600,000.  These debentures will have staggered maturity dates commencing in 3 months of the issuance of the first LC.  The exact schedule will be attached as an addendum to this MOU.  The $4,600,000 aggregate total reflects the 90 day cycle for Mikojo to generate revenues, receive payments and make payments on advertising clicks that are covered by the underlying LC collateral provided by Atlas over the 14 month period of this MOU.  Unless this arrangement is terminated pursuant to the provisions of “Term and Termination”, below, the $4,600,000 is the estimated minimum amount of payments to Atlas under this MOU, in the event the full Credit Enhancement cannot be utilized an amount equal to twenty percent (20%) of the gross amount of invoices issued by such Content Provider for which such Credit Enhancement applies will be paid to Atlas.  However, Atlas shall have the first right of refusal to arrange factoring of Mikojo’s receivables that are generated by utilizing the LC collateral provided by Atlas.  Under this scenario, additional revenues and profits for Mikojo will be generated by the accelerated cycle rate created by the factoring arranged by Atlas.  Mikojo agrees to pay Atlas additional profits generated by this accelerated payment cycle based upon the same formula the initial $4,600,000 return has been calculated.  Mikojo agrees that if any factoring of receivables is done, the receivables generated by using Atlas’ LCs will be the first ones factored.  Atlas will also consider arranging factoring for any additional receivables that Mikojo generates using funds and or collateral other than the LCs provided by Atlas.  Mikojo will not issue any notes in a senior position to the Atlas notes without procuring Atlas’ written permission in advance to this action.

Control of Funds Received by Mikojo.  All funds received by the Mikojo from the Content Providers on account of advertising placed which is the subject of any Credit Enhancement by Atlas shall be deposited in a specific designated company account (“Special Account”) established for that purpose.  The special Account shall act as a Lock Box account.  The priorities for payment from the Special Account shall be first to the payment of invoices submitted to Mikojo by Content Providers; second to payment to Atlas of the consideration for the provision of such Credit Enhancement payable under the terms of this Agreement and remaining funds shall be paid to Mikojo for its working capital and general purposes.  Upon mutual agreement, an independent third party administrator will be appointed to facilitate the distributions from this Special Account to the various parties designated in this MOU..  Atlas retains the right to inspect the book and records of Mikojo at any time to verify the records and cash flows.  Atlas has the right to use an independent auditor and/or accounting firm to conduct this review.  Mikojo agrees to make the books and records available for Atlas’ inspections.  In addition, Mikojo agrees to provide reports or internet access to Atlas on a weekly basis to allow Atlas to monitor the business being generated by Mikojo using the LCs provided by Atlas.

Events of Default.  Mikojo shall be in default of this Agreement upon the occurrence of any of the following events (each, and “Event of Default”):

(a) Mikojo shall default in the payment of any amount due under the terms of this Agreement; or

(b) Mikojo shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of Mikojo under this Agreement or any other obligation to Atlas and such failure shall continue uncured for a period of 10 (10) days after notice from Atlas of such failure; or

(c) Mikojo shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under federal or state laws as applicable; or

(d) A trustee, liquidator or receiver shall be appointed for Mikojo or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(e) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of Mikojo; or

(f) Any money judgment, writ or warrant of attachment, or similar process, in excess of Ten Thousand ($10,000) Dollars in the aggregate shall be entered or filed against Mikojo or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(g) Bankruptcy, reorganization, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted voluntarily by or involuntarily against the Mikojo;

Then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by Atlas (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of Atlas and in Atlas’ sole discretion, Atlas may immediately, and without expiration of any period of grace, enforce any and all of Atlas’ rights and remedies provided herein or any other rights or remedies afforded by law.

Term and Termination. The term of this Agreement shall be for a period commencing with the date of this Agreement and terminating on the earlier of (a) one (1) year and two (2) months following the commencement date of this Agreement or (b) the occurrence of any event of default by Mikojo hereunder at Atlas’ sole discretion.  In addition, there shall be a one (1) year option to extend this agreement at the $5,000,000 level at Atlas’ sole discretion.  Upon mutual agreement between Mikojo and Atlas, Atlas may increase the amount of collateral in the accepted format at the same terms and conditions outlined in this MOU.

Notwithstanding the foregoing, Mikojo shall have the unilateral right to terminate this Agreement in the event it is no longer able to place internet advertising with Content Providers due to circumstances or events which are totally beyond Mikojo’s control.  In the event this Agreement is so terminated based thereon, and Atlas’ LCs are fully released without any further liability to Atlas thereon, the aggregate amount of the Mikojo debentures issued to Atlas shall be reduced to an amount derived by multiplying the aggregate amount of such debentures by a fraction, the numerator of which is the number of months (including any partial months) the arrangement was in place prior to such termination and the denominator of which is 16 (plus the number of months of any agreed extension(s) of the arrangement).

Miscellaneous.

(a)  Entire Agreement.  This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

(b)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.

(c)  Counterparts and Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile signature.

(d)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.  The Parties hereby consent to the exclusive jurisdiction of the courts of the State of New York for all disputes arising under this Agreement.

(f)  Amendments and Waivers.  The Parties may mutually amend any provision of this Agreement at any time during the term of this Agreement prior to the termination of this Agreement.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver.  No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(h)  Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(i)  Remedies. In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover its costs incurred in connection with the resolution thereof, including reasonable attorneys fees.

(j)  Commissions and Fees.  All commissions and fees that are due and earned by introductory brokers or intermediaries are payable solely by Mikojo and not Atlas.  Mikojo shall indemnify Atlas against any commission or fee claims by any brokers or intermediaries.  The fees and commissions due to the brokers and intermediaries shall be paid by the appointed independent third party administrator from the Special Account on an automated basis from the schedule of monies due under the agreement between Mikojo and any brokers or intermediaries.

[signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first written above.

MIKOJO, INCORPORATED	ATLAS INVESTMENTS, LLC

/s/ James E. Cates	/s/ Jayson Francovich

By:	By:
Name: James E. Cates	Name: Jayson Francovich
Title: Chief Executive Officer	Title: President